Exhibit 99.1
Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Second Quarter Results and Update on COVID-19 Impact to Business

➢	E-commerce Growth Accelerating: +28% in Q2, +52% in March and +353% in April
➢	Store Network Restart Underway; 1,500 Stores Open to Public, 1,100 Ship-From-Store Locations, 2,300 Curbside Locations, 300 Same-Day-Delivery Locations
➢	Aggressive Cash Management and Incremental Liquidity Provide Strong Runway
➢	Significant Technology and Transformation Milestones Achieved
➢	Consolidated Same Store Sales Increased 4.7% for Pre-COVID Period (Prior to March 12); Declined 7.1% for Full Quarter
o	Sally Beauty Supply Same Store Sales Increased 4.8% for Pre-COVID Period; Declined 7.0 % for Full Quarter
o	Beauty Systems Group Same Store Sales Increased 4.5% for Pre-COVID Period; Declined 7.4% for Full Quarter
➢	GAAP Diluted EPS of $0.12; Decrease of 77.8% Primarily Due to COVID-19 Impact
➢	Adjusted Diluted EPS of $0.23; Decrease of 54.9% Primarily Due to COVID-19 Impact

DENTON, Texas, May 6, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its second quarter ended March 31, 2020. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2020 Second Quarter Overview

Consolidated same store sales decreased by 7.1% for the entire second quarter, as a result of the COVID-19 pandemic leading to the shutdown of customer-facing operations in virtually all global stores in mid-March. Prior to March 12, the COVID-19 inflection date for the Company, same store sales had been up 4.7%.

Consolidated net sales were $871.0 million in the quarter, down 7.9% compared to the prior year, driven by an initial increase in same store sales, followed by the rolling shut down of customer-facing operations at almost all global stores starting in mid-March, a smaller store base with 31 fewer stores versus the prior year and an unfavorable impact from foreign currency translation of approximately 30 basis points on reported sales.

GAAP diluted earnings per share in the second quarter were $0.12, down 77.8% from the prior year, driven primarily by lost sales from the shutdown of public-facing operations in stores globally, a modest gross margin dilution from loss of vendor allowances on lower inventory purchases and incremental COVID-19 expenses related to furloughs, and were partially offset by aggressive cost cutting in March in reaction to COVID-19.

Adjusted diluted earnings per share, excluding charges related to the Company’s COVID-19 furlough expenses and transformation efforts in both years, were $0.23 in the second quarter, compared to $0.51 in the prior year, a decrease of 54.9%.

“The Company was on track for an excellent quarter, having achieved important milestones in its digital and retail transformation. When COVID-19 struck, the Company accomplished an incredibly adept pivot. I would like to recognize the amazing people at SBH who in a few short weeks pivoted the Company to dramatically reduce our cost structure and manage cash, aggressively reinforce liquidity, accelerate the roll-out of in-demand delivery service models, and manage through a massive increase in online demand,” said Chris Brickman, president and chief executive officer. “Our teams, led by our store and distribution center teams, are the real stars of this story and because of them we expect to emerge as a transformed enterprise with a much larger digital footprint and an even stronger competitive position in professional hair color and hair care. In addition, with our recent capital markets transactions, we believe we have enhanced our financial flexibility and are well-positioned to survive a prolonged downturn and emerge from this crisis stronger.”

Update on Transformation Plan

The first and second quarter progress against Sally Beauty Holdings’ ongoing transformation plan allowed the Company to rapidly react to the impact of COVID-19. In early March, as a result of COVID-19, the Company accelerated key digital and supply chain initiatives, pivoted to cash management and expense reduction, and paused efforts such as its national Sally Beauty brand relaunch, its work against a JDA implementation and the start-up of the new North Texas distribution node. The Company also cancelled or deferred new stores and store remodels.

Digital Commerce Transformation Accelerates

The Company has experienced significant increases in demand on its global e-commerce platforms since March 12.

	Q2	March	April (part of Q3)
Sally U.S. & Canada Retail	Shipped Sales: +56%	Shipped Sales: +118%	Shipped Sales: +872%
Sally Europe	Shipped Sales: +30%	Shipped Sales: +46%	Shipped Sales: +155%
Beauty Systems Group	Shipped Sales: +10%	Shipped Sales: +12%	Shipped Sales: +129%

•

On March 1, pre-COVID-19, the Company launched Canadian-specific e-commerce capabilities with sallybeauty.ca in support of our Canadian customers and launched ship-from-store in 16 stores. The Company also launched same-day delivery at Beauty Systems Group in partnership with Postmates in one territory.

•

In mid-March, as stores began to close in the face of COVID-19, the Company more than doubled its ability to service e-commerce orders by rapidly expanding ship-from-store into the U.S. fleet on a rolling basis. As of today, the capability is now enabled at approximately 1,100 Sally Beauty stores nationwide. The Company also separately doubled its e-commerce shipping capacity at its distribution nodes in the U.S. and Canada in the last 30 days.

•

In mid-March, as stores began to close in the face of COVID-19, the Company rapidly expanded same-day delivery across the U.S. on a rolling basis. As of today, the capability is now enabled at 300 Beauty Systems Group stores nationwide.

•	Effective March 24, the Company completed the replatforming of its French and German websites to better align with its UK business.

Restart of Store Public-Facing Operations Underway

The Company began re-opening its stores on a rolling basis on April 16. Store re-openings are triggered by local regulation, the adoption of the Company’s new COVID-19 related safety protocols involving store cleaning, masks, gloves, limiting customer numbers at one time, and in-store social distancing guidelines, as well as the recall from furlough of sufficient store staff.

Update on Store Operations by Platform/Country

Platform	Open to Public Week of May 4	Ship-From-Store Week of May 4	Same-Day-Delivery Week of May 4	Curbside Week of May 4
Sally U.S. & Canada Retail	1,100	1,100	0	1,500
Europe	48	0	0	24
BSG U.S. & Canada	375	0	300	840

Liquidity Update

The Company has made significant progress on generating liquidity and preserving financial flexibility.  At the end of the second quarter, the Company had $364 million of cash on the balance sheet.  In addition, the Company has taken rapid action to abate near term rents, has furloughed 60% of its corporate staff, has reduced executive compensation, has dramatically reduced marketing, back-office, and other near-term costs, and has adjusted its capital investment schedule while working aggressively with vendors to lower inventory and increase terms.

On April 16, the Company completed an amendment to the Company’s existing $500 million secured asset-based revolving line of credit (expires July 2022), which increased its borrowing capacity by $120 million. The increase was achieved through a $100 million increase of the revolving line of credit and the addition of a $20 million FILO (first in – last out) term loan facility. Total capacity is now $620 million.

Additionally, the Company further bolstered its liquidity by entering into an agreement to sell $300 million of senior secured second lien notes due 2025. The notes will bear interest at a rate of 8.750% per annum and were issued at par. The Company closed the offering on April 24, 2020.

Fiscal 2020 Second Quarter Financial Detail

Consolidated gross profit for the second quarter was $429.8 million, a decrease of $38.6 million from the prior year, driven primarily by the lost sales volume due to the impact of COVID-19. Gross margin for the second quarter was 49.3%, a decrease of 20 basis points compared to the prior year, with decreases in the Beauty Systems Group segment partially offset by stability in the larger Sally Beauty Supply business. Selling, general and administrative expenses increased by $21.7 million, driven primarily by COVID-19 related personnel expenses as part of the Company’s furloughs, increased marketing expenses earlier in the quarter, and professional fees. As a percentage of sales, selling, general and administrative expenses were 44.0% compared to 38.2% in the prior year, mainly due to the deleveraging impact of lost sales due to the impact of COVID-19 and the personnel expenses related to the Company’s furloughs.

GAAP operating earnings and operating margin in the second quarter were $43.3 million and 5.0%, respectively, compared to $112.5 million and 11.9%, respectively, in the prior year. Adjusted operating earnings and operating margin were $61.2 million and 7.0%, respectively, compared to $106.7 million and 11.3%, respectively, in the prior year.

GAAP net earnings in the second quarter were $13.4 million, a decrease of $52.4 million, or 79.7%, compared to the prior year. Adjusted EBITDA in the second quarter was $91.2 million, a decrease of $44.8 million, or 33.0%, compared to the prior year, and adjusted EBITDA margin was 10.5%, a decrease of approximately 390 basis points from the prior year.

During the second quarter, cash flow from operations was $13.8 million and capital expenditures totaled $31.1 million. Operating free cash flow was ($17.3) million. Prior to the impact of COVID-19, the Company repurchased and retired $30.0 million in debt and also repurchased 3.9 million shares at an aggregate cost of $50.0 million. Since the beginning of fiscal year 2019 and prior to COVID-19, the Company had reduced its debt levels by over $230 million. However, during March, the Company drew approximately $340 million on its revolver to hold cash on the balance sheet out of an abundance of caution. The outstanding balance on the revolver was $395.5 million at the end of the second quarter and the Company’s leverage ratio was 3.54x.

Fiscal 2020 Second Quarter Segment Results

Sally Beauty Supply

•

Total segment same store sales increased by 4.8% prior to the COVID-19 inflection point, but decreased by 7.0% for the full quarter. The Sally Beauty businesses in the U.S. and Canada represented 79.2% of the segment sales for the quarter. Europe was a positive contributor to same store sales for Sally Beauty prior to COVID-19.

•

Net sales were $519.5 million in the quarter, a decrease of 8.1% compared to the prior year, driven primarily by COVID-19, 17 fewer stores and an unfavorable foreign exchange impact of approximately 50 basis points.

•	In the Sally Beauty U.S. and Canada business, e-commerce growth was 56% for Q2, 118% in March and, following the end of the second fiscal quarter, 872% in April.
•	At the end of the quarter, net store count was 3,701, a decrease of 17 from the prior year.
•	Gross margin was flat, at 55.6% in the quarter.
•	GAAP operating earnings were $56.4 million in the quarter, a decrease of 35.0% versus the prior year. GAAP operating margin was 10.9%, compared to 15.3% in the prior year.

Beauty Systems Group

•	Total segment same store sales increased by 4.5% prior to the COVID-19 inflection point, but decreased by 7.4% for the full quarter.
•

Net sales were $351.5 million in the quarter, a decrease of 7.6% compared to the prior year, driven primarily by COVID-19 and 14 fewer stores. Foreign currency translation had no impact on the quarter.

•	In the Beauty Systems Group business, e-commerce growth was 10% for Q2, 12% in March and, following the end of the second fiscal quarter, 129% in April.
•	At the end of the quarter, net store count was 1,374, a decrease of 14 from the prior year.
•	Gross margin decreased 40 basis points to 40.0% in the quarter.
•	GAAP operating earnings were $41.0 million in the quarter, a decrease of 27.4% versus the prior year. GAAP operating margin in the quarter was 11.7%, compared to 14.9% in the prior year.
•

At the end of the quarter, there were 660 distributor sales consultants, compared to 798 in the prior year. The decrease is primarily driven by the Company furloughs and the conversion of Armstrong Mexico franchises to sub-distributors back in September 2019.

Fiscal Year 2020 Guidance

Due to the uncertainty around COVID-19, the Company withdrew its full-year financial guidance for fiscal year 2020, as stated in its March 24 press release. The Company is not issuing financial guidance in connection with its second quarter earnings call.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 721-7241 (International: (409) 207-6955) and referencing the access code 777847#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q2 Earnings Presentation. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, May 6, 2020, through May 13, 2020, by dialing (866) 207-1041 (International: (402) 970-0847 and reference access code 2020497. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,075 stores, including 158 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2019 and our Current Report on Form 8-K dated as of April 20, 2020, each as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2020	2019	Percentage Change	2020	2019	Percentage Change
Net sales	$871,023	$945,852	(7.9)%	$1,851,231	$1,935,305	(4.3)%
Cost of products sold	441,266	477,528	(7.6)%	946,626	986,275	(4.0)%
Gross profit	429,757	468,324	(8.2)%	904,605	949,030	(4.7)%
Selling, general and administrative expenses	383,299	361,626	6.0%	761,228	728,614	4.5%
Restructuring	3,193	(5,814)	154.9%	5,725	(1,834)	412.2%
Operating earnings	43,265	112,512	(61.5)%	137,652	222,250	(38.1)%
Interest expense	21,644	23,821	(9.1)%	43,185	48,310	(10.6)%
Earnings before provision for income taxes	21,621	88,691	(75.6)%	94,467	173,940	(45.7)%
Provision for income taxes	8,253	22,966	(64.1)%	27,884	42,488	(34.4)%
Net earnings	$13,368	$65,725	(79.7)%	$66,583	$131,452	(49.3)%
Earnings per share:
Basic	$0.12	$0.55	(78.2)%	$0.58	$1.10	(47.3)%
Diluted	$0.12	$0.54	(77.8)%	$0.57	$1.09	(47.7)%
Weighted average shares:
Basic	114,823	120,077		115,478	120,033
Diluted	115,795	120,991		116,462	120,949
			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	49.3%	49.5%	(20)	48.9%	49.0%	(10)
Selling, general and administrative expenses	44.0%	38.2%	580	41.1%	37.6%	350
Consolidated operating margin	5.0%	11.9%	(690)	7.4%	11.5%	(410)
Effective tax rate	38.2%	25.9%	1,230	29.5%	24.4%	510

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2020	September 30, 2019
Cash and cash equivalents	$364,414	$71,495
Trade and other accounts receivable	87,333	104,539
Inventory	946,189	952,907
Other current assets	51,103	34,612
Total current assets	1,449,039	1,163,553
Property and equipment, net	320,220	319,628
Operating lease assets	544,471	-
Goodwill and other intangible assets	587,930	592,837
Other assets	19,506	22,428
Total assets	$2,921,166	$2,098,446
Current maturities of long-term debt	$395,671	$1
Accounts payable	221,760	278,688
Accrued liabilities	145,920	169,054
Current operating lease liabilities	151,162	-
Income taxes payable	1,323	8,336
Total current liabilities	915,836	456,079
Long-term debt, including capital leases	1,550,195	1,594,542
Long-term operating lease liabilities	405,593	-
Other liabilities	18,310	27,757
Deferred income tax liabilities, net	84,427	80,391
Total liabilities	2,974,361	2,158,769
Total stockholders’ deficit	(53,195)	(60,323)
Total liabilities and stockholders’ deficit	$2,921,166	$2,098,446

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2020	2019	Percentage Change	2020	2019	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$519,509	$565,604	(8.1)%	$1,088,657	$1,146,213	(5.0)%
Beauty Systems Group ("BSG")	351,514	380,248	(7.6)%	762,574	789,092	(3.4)%
Total net sales	$871,023	$945,852	(7.9)%	$1,851,231	$1,935,305	(4.3)%
Operating earnings:
SBS	$56,373	$86,715	(35.0)%	$130,598	$176,706	(26.1)%
BSG	41,039	56,518	(27.4)%	103,473	118,849	(12.9)%
Segment operating earnings	97,412	143,233	(32.0)%	234,071	295,555	(20.8)%
Unallocated expenses (1)	50,954	36,535	39.5%	90,694	75,139	20.7%
Restructuring	3,193	(5,814)	154.9%	5,725	(1,834)	412.2%
Interest expense	21,644	23,821	(9.1)%	43,185	48,310	(10.6)%
Earnings before provision for income taxes	$21,621	$88,691	(75.6)%	$94,467	$173,940	(45.7)%

Segment gross margin:	2020	2019	Basis Point Change	2020	2019	Basis Point Change
SBS	55.6%	55.6%	—	54.9%	55.1%	(20)
BSG	40.0%	40.4%	(40)	40.2%	40.2%	—
Segment operating margin:
SBS	10.9%	15.3%	(440)	12.0%	15.4%	(340)
BSG	11.7%	14.9%	(320)	13.6%	15.1%	(150)
Consolidated operating margin	5.0%	11.9%	(690)	7.4%	11.5%	(410)

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2020
	As Reported (GAAP)	Restructuring (1)	COVID-19 Expenses, net (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$383,299	$-	$(14,697)	$368,602
SG&A expenses, as a percentage of sales	44.0%			42.3%
Operating earnings	43,265	3,193	14,697	61,155
Operating margin	5.0%			7.0%
Earnings before provision for income taxes	21,621	3,193	14,697	39,511
Provision for income taxes (3)	8,253	853	3,438	12,544
Net earnings	$13,368	$2,340	$11,259	$26,967
Earnings per share:
Basic	$0.12	$0.02	$0.10	$0.23
Diluted	$0.12	$0.02	$0.10	$0.23

	Three Months Ended March 31, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$361,626	$-	$361,626
SG&A expenses, as a percentage of sales	38.2%		38.2%
Operating earnings	112,512	(5,814)	106,698
Operating margin	11.9%		11.3%
Earnings before provision for income taxes	88,691	(5,814)	82,877
Provision for income taxes (3)	22,966	(1,494)	21,472
Net earnings	$65,725	$(4,320)	$61,405
Earnings per share:
Basic	$0.55	$(0.04)	$0.51
Diluted	$0.54	$(0.04)	$0.51

(1)  For the three months ended March 31, 2020, restructuring represents costs and expenses incurred primarily in connection with the Project Surge and the Transformation Plan. For the three months ended March 31, 2019, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2) For the three months ended March 31, 2020, COVID-19 expenses primarily represents costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic. These cost were partially offset by an employee retention payroll tax credit provided by the U.S. Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

(3)  The income tax provision associated with restructuring for the three months ended March 31, 2020 and 2019, was calculated using a 26.7% and 25.7% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with the COVID-19 expenses for the three months ended March 31, 2020, was calculated using a 23.4% tax rate.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2020
	As Reported	Restructuring (1)	COVID-19 Expenses, net (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$761,228	$-	$(14,697)	$746,531
SG&A expenses, as a percentage of sales	41.1%			40.3%
Operating earnings	137,652	3,193	14,697	155,542
Operating margin	7.4%			8.4%
Earnings before provision for income taxes	94,467	3,193	14,697	112,357
Provision for income taxes (3)	27,884	718	3,438	32,040
Net earnings	$66,583	$2,475	$11,259	$80,317
Earnings per share:
Basic	$0.58	$0.02	$0.10	$0.70
Diluted	$0.57	$0.02	$0.10	$0.69

	Six Months Ended March 31, 2019
	As Reported	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$728,614	$-	$728,614
SG&A expenses, as a percentage of sales	37.6%		37.6%
Operating earnings	222,250	(1,834)	220,416
Operating margin	11.5%		11.4%
Earnings before provision for income taxes	173,940	(1,834)	172,106
Provision for income taxes (3)	42,488	(765)	41,723
Net earnings	$131,452	$(1,069)	$130,383
Earnings per share:
Basic	$1.10	$(0.01)	$1.09
Diluted	$1.09	$(0.01)	$1.08

(1)  For the six months ended March 31, 2020, restructuring represents costs and expenses incurred primarily in connection with the Project Surge and the Transformation Plan. For the six months ended March 31, 2019, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2) For the three months ended March 31, 2020, COVID-19 expenses primarily represents incremental costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic. These costs were partially offset by an employee retention payroll tax credit provided by the CARES Act.

(3)  The income tax provision associated with restructuring for the six months ended March 31, 2020 and 2019, was calculated using a 22.5% and 41.7% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with the COVID-19 expenses for the six months ended March 31, 2020, was calculated using a 23.4% tax rate.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2020	2019	Percentage Change	2020	2019	Percentage Change
Net earnings	$13,368	$65,725	(79.7)%	$66,583	$131,452	(49.3)%
Add:
Depreciation and amortization	26,951	26,769	0.7%	53,997	53,275	1.4%
Interest expense	21,644	23,821	(9.1)%	43,185	48,310	(10.6)%
Provision for income taxes	8,253	22,966	(64.1)%	27,884	42,488	(34.4)%
EBITDA (non-GAAP)	70,216	139,281	(49.6)%	191,649	275,525	(30.4)%
Share-based compensation	3,059	2,516	21.6%	6,532	5,871	11.3%
Restructuring	3,193	(5,814)	154.9%	5,725	(1,834)	412.2%
COVID-19	14,697	-	100.0%	14,697	-	100.0%
Adjusted EBITDA (non-GAAP)	$91,165	$135,983	(33.0)%	$218,603	$279,562	(21.8)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	10.5%	14.4%	(390)	11.8%	14.4%	(260)

Operating Free Cash Flow:	2020	2019	Percentage Change	2020	2019	Percentage Change
Net cash provided by operating activities	$13,806	$59,854	(76.9)%	$76,131	$110,110	(30.9)%
Less:
Payments for property and equipment, net (1)	31,085	10,678	191.1%	71,960	34,388	109.3%
Operating free cash flow (non-GAAP)	$(17,279)	$49,176	(135.1)%	$4,171	$75,722	(94.5)%

(1) For the three and six months ended March 31, 2019, payments for property and equipment, net includes cash proceeds of $12.0 million from the sale of our secondary headquarters and fulfillment center in connection with restructuring.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2020	2019	Change
Number of stores:
SBS:
Company-operated stores	3,688	3,703	(15)
Franchise stores	13	15	(2)
Total SBS	3,701	3,718	(17)
BSG:
Company-operated stores	1,229	1,223	6
Franchise stores	145	165	(20)
Total BSG	1,374	1,388	(14)
Total consolidated	5,075	5,106	(31)
Number of BSG distributor sales consultants	660	798	(138)

BSG distributor sales consultants (DSC) include 197 and 251 sales consultants employed by our franchisees at March 31, 2020 and 2019, respectively.

	Three Months Ended March 31,			Six Months Ended March 31,
	2020	2019	Basis Point Change	2020	2019	Basis Point Change
Same store sales growth (decline):
SBS	(7.0)%	(0.3)%	(670)	(4.0)%	0.2%	(420)
BSG	(7.4)%	(0.9)%	(650)	(3.0)%	(0.7)%	(230)
Consolidated	(7.1)%	(0.5)%	(660)	(3.6)%	(0.1)%	(350)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.